     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2000


                                                      REGISTRATION NO. 333-38186

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                CORECHANGE, INC.

             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7372                                   04-3367581
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                        260 FRANKLIN STREET, SUITE 1890
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 204-3300
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                   ULF ARNETZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CORECHANGE, INC.
                        260 FRANKLIN STREET, SUITE 1890
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 204-3300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

           PETER B. TARR, ESQ.                        STEVEN R. FINLEY, ESQ.
          STUART M. FALBER, ESQ.                   GIBSON, DUNN & CRUTCHER LLP
            HALE AND DORR LLP                            200 PARK AVENUE
             60 STATE STREET                      NEW YORK, NEW YORK 10166-0193
       BOSTON, MASSACHUSETTS 02109                        (212) 351-4000
              (617) 526-6000

                           --------------------------

    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Amendment No. 1 to Registration Statement on Form S-1 (File
No. 333-38186) of Corechange, Inc. is filed solely for the purpose of filing with the Commission copies of the exhibits listed in Item 16 of Part II hereto and to make corresponding changes to Item 16.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq National Marketing listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................      13,200
NASD filing fee.............................................       5,500
Nasdaq National Market listing fee..........................      *
Printing and engraving costs................................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Blue sky fees and expenses (including legal fees)...........      *
Transfer agent fees.........................................      *
Miscellaneous...............................................      *
                                                              ----------
Total.......................................................  $
                                                              ==========

------------------------

*   To be included by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Registrant has obtained liability insurance for its officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is a description of the Registrant's sales of unregistered securities since May 25, 1997. The sales made to investors were made in accordance with Section 4(2), Regulation S or Regulation D of the Securities Act. Sales to all our employees, directors and officers were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation provided under Rule 701.

    In June 1997, we issued 413,965 shares of our Series I Junior Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $6.38 for an aggregate purchase price of $2,641,097. We also issued 336,021 shares of our Series II Junior Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $7.44 for a total purchase price of $249,996. Both issuances were made in reliance on Regulation S and Regulation D.

    In October 1997, we issued 200,032 shares of our Series III Junior Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $7.49 for a total purchase price of $1,498,240 in reliance on Regulation S and Regulation D.

    In January 1998, we issued 2,403,832 shares of our Series A Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $4.1600244 for a total purchase price of $10.0 million in reliance on Regulation S and Regulation D. These shares were all sold to HarbourVest Partners V-Direct Fund L.P. HarbourVest had an option to purchase an additional 480,766 shares at $4.1600244, which it exercised in June 1998 for the purchase price of $2,000,000.

    In November 1999, December 1999 and January 2000, we issued 8% convertible notes to individual foreign investors and accredited investors in the United States in the aggregate original principal amount of $3,383,000 in reliance on Regulation S and Regulation D. These notes were converted into Series B Convertible Preferred Stock in February 2000.

    In February 2000, we issued 3,046,773 shares of our Series B Convertible Preferred Stock at a price per share of $5.837 for a total purchase price of $17,784,014 in reliance on Regulation S and Regulation D.

    As of May 25, 2000, we had issued to directors, officers, employees, consultants and contractors, upon the exercise of stock options or otherwise, 3,942,912 shares of common stock at a price of $.01 per share, 178,772 shares of common stock at a price of $.02 per share, 149,886 shares of common stock at a price of $.09 per share and 125,407 shares at a price of $.45 per share. In addition, options to purchase 1,315,425 shares of common stock were outstanding under our 1997 Stock Incentive Plan with exercise prices ranging from $.01 to $8.00.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NUMBER                                                     DESCRIPTION
-------                                                    -----------
             1.1*              --  Form of Underwriting Agreement
             3.1**             --  Certificate of Incorporation, as amended to date
             3.2**             --  Form of Certificate of Amendment to Certificate of
                                   Incorporation, to be filed prior to the effectiveness of
                                   this registration statement
             3.3**             --  Form of Amended and Restated Certificate of Incorporation,
                                   to be filed upon the closing of this offering
             3.4**             --  Amended and Restated Bylaws of the registrant, as amended to date
             4.1*              --  Specimen Certificate representing the Common Stock
             5.1*              --  Opinion of Hale and Dorr LLP
            10.1**             --  1997 Stock Incentive Plan, as amended
            10.2**             --  2000 Director Option Plan
            10.3**             --  2000 Employee Stock Purchase Plan
            10.4**             --  Series B Convertible Preferred Stock Purchase Agreement
                                   dated February 18, 2000, by and among the registrant and the persons listed on the schedule of purchasers thereto
            10.5**             --  Registration Agreement dated February 18, 2000, by and among the registrant, each of the Persons listed on the Schedule of Investors attached hereto, HarbourVest
                                   Partners V--Direct Fund L.P., and each of the other holders of registrable securities who may from time to time become a party thereto by executing a counterpart to the agreement
            10.6**             --  Members' Agreement dated as of February 7, 1997, by and among the registrant, Ulf Arnetz, Mona Arnetz and Cambridge
                                   Technology Partners (Massachusetts) Inc.
            10.7**             --  Employment Agreement dated May 24, 2000, between the
                                   registrant and Charles F. Kane
            10.8**             --  Employment Agreement dated July 29, 1999, between the
                                   registrant and Joachim Zetterlund
            10.9**             --  Employment Agreement dated March 1, 2000, between the
                                   registrant and Felimy Greene
            10.10**            --  Office Lease dated December 27, 1996, by and between the registrant and 260 Franklin Street Associates Trust, as
                                   amended
           +10.11              --  Coreport License and Services Agreement dated May 9, 2000, between the registrant and ABN AMRO Information Technology
                                   Services Co.
           +10.12              --  Coreport License Agreement dated May 11, 2000, between the registrant and ABN AMRO Information Technology Services Co.
           +10.13              --  Professional Services Agreement dated May 11, 2000 between the registrant and ABN AMRO Information Technology Services
                                   Co.
           +10.14              --  Letter Agreement dated March 28, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
           +10.15              --  Letter Agreement dated March 30, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
           +10.16              --  OEM License and Distribution Agreement dated as of
                                   August 31, 1999 by and between the registrant and Autonomy,
                                   Inc.
            16.1**             --  Letter dated May 30, 2000 from Ernst & Young LLP
            21.1**             --  Subsidiaries of the registrant
            23.1**             --  Consent of Arthur Andersen LLP, Independent Public
                                   Accountants
            23.2**             --  Consent of Ernst & Young LLP, Independent Auditors
            23.3*              --  Consent of Hale and Dorr LLP (included in Exhibit 5.1)
            24.1**             --  Powers of Attorney (see Signature Page)
            27.1**             --  Financial Data Schedule


--------------------------

*   To be filed by amendment.


**  Previously filed.



+   Confidential treatment has been requested for portions of these exhibits.


    (b) Financial Statement Schedules.

    None.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on this 21st day of June 2000.



                                                       CORECHANGE, INC.

                                                       By:  /s/ CHARLES KANE
                                                            -----------------------------------------
                                                            Charles Kane
                                                            CHIEF OPERATING OFFICER AND CHIEF
                                                            FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
/s/ ULF ARNETZ*                                        President, Chief Executive
-------------------------------------------              Officer and Director            June 21, 2000
Ulf Arnetz                                               (Principal Executive Officer)

/s/ CHARLES KANE                                       Chief Operating Officer and
-------------------------------------------              Chief Financial Officer         June 21, 2000
Charles Kane                                             (Principal Financial Officer)

/s/ ANGIRAS KOORAPATY*                                 Vice President, Finance and
-------------------------------------------              Administration (Principal       June 21, 2000
Angiras Koorapaty                                        Accounting Officer)

/s/ MARTIN HART*                                       Chairman of the Board of
-------------------------------------------              Directors                       June 21, 2000
Martin Hart

/s/ FRANK FANZILLI, JR.*                               Director
-------------------------------------------                                              June 21, 2000
Frank Fanzilli, Jr.

/s/ DANIEL FOREMAN*                                    Director
-------------------------------------------                                              June 21, 2000
Daniel Foreman

/s/ RICHARD LINDH*                                     Director
-------------------------------------------                                              June 21, 2000
Richard Lindh

/s/ OFER NEMIROVSKY*                                   Director
-------------------------------------------                                              June 21, 2000
Ofer Nemirovsky

/s/ ROBERT PIRIE*                                      Director
-------------------------------------------                                              June 21, 2000
Robert Pirie

/s/ GUSTAV VIK*                                        Director
-------------------------------------------                                              June 21, 2000
Gustav Vik



*By:  /s/ CHARLES KANE
      --------------------------------------
      Charles Kane
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                                     DESCRIPTION
-------                                                    -----------
             1.1*              --  Form of Underwriting Agreement
             3.1**             --  Certificate of Incorporation, as amended to date
             3.2**             --  Form of Certificate of Amendment to Certificate of
                                   Incorporation, to be filed prior to the effectiveness of
                                   this registration statement
             3.3**             --  Form of Amended and Restated Certificate of Incorporation,
                                   to be filed upon the closing of this offering
             3.4**             --  Amended and Restated Bylaws of the registrant, as amended to date
             4.1*              --  Specimen Certificate representing the Common Stock
             5.1*              --  Opinion of Hale and Dorr LLP
            10.1**             --  1997 Stock Incentive Plan, as amended
            10.2**             --  2000 Director Option Plan
            10.3**             --  2000 Employee Stock Purchase Plan
            10.4**             --  Series B Convertible Preferred Stock Purchase Agreement
                                   dated February 18, 2000, by and among the registrant and the persons listed on the schedule of purchasers thereto
            10.5**             --  Registration Agreement dated February 18, 2000, by and among the registrant, each of the Persons listed on the Schedule of Investors attached hereto, HarbourVest
                                   Partners V--Direct Fund L.P., and each of the other holders of registrable securities who may from time to time become a party thereto by executing a counterpart to the agreement
            10.6**             --  Members' Agreement dated as of February 7, 1997, by and among the registrant, Ulf Arnetz, Mona Arnetz and Cambridge
                                   Technology Partners (Massachusetts) Inc.
            10.7**             --  Employment Agreement dated May 24, 2000, between the
                                   registrant and Charles F. Kane
            10.8**             --  Employment Agreement dated July 29, 1999, between the
                                   registrant and Joachim Zetterlund
            10.9**             --  Employment Agreement dated March 1, 2000, between the
                                   registrant and Felimy Greene
            10.10**            --  Office Lease dated December 27, 1996, by and between the registrant and 260 Franklin Street Associates Trust, as
                                   amended
           +10.11              --  Coreport License and Services Agreement dated May 9, 2000, between the registrant and ABN AMRO Information Technology
                                   Services Co.
           +10.12              --  Coreport License Agreement dated May 11, 2000, between the registrant and ABN AMRO Information Technology Services Co.
           +10.13              --  Professional Services Agreement dated May 11, 2000 between the registrant and ABN AMRO Information Technology Services
                                   Co.
           +10.14              --  Letter Agreement dated March 28, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
           +10.15              --  Letter Agreement dated March 30, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
           +10.16              --  OEM License and Distribution Agreement dated as of
                                   August 31, 1999 by and between the registrant and Autonomy,
                                   Inc.
            16.1**             --  Letter dated May 30, 2000 from Ernst & Young LLP
            21.1**             --  Subsidiaries of the registrant
            23.1**             --  Consent of Arthur Andersen LLP, Independent Public
                                   Accountants
            23.2**             --  Consent of Ernst & Young LLP, Independent Auditors
            23.3*              --  Consent of Hale and Dorr LLP (included in Exhibit 5.1)
            24.1**             --  Powers of Attorney (see Signature Page)
            27.1**             --  Financial Data Schedule


------------------------

*   To be filed by amendment.


**  Previously filed.



+   Confidential treatment has been requested for portions of these exhibits.